Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into effective as of the 22nd day of August, 2011, by and between Wilson Craft (hereinafter generally referred to as “Mr. Craft”) and O’Charley’s Inc. and its subsidiaries, affiliates and related entities, with a principal office of 3038 Sidco Drive, Nashville, Tennessee 37204 (as more fully defined in Paragraph 2 below, “O’Charley’s”).
W I T N E S S E T H:
     WHEREAS, Mr. Craft is the President of the company’s “O’Charley’s” concept, and the parties have agreed that Mr. Craft’s last day of employment with O’Charley’s would be the close of business on August 22, 2011 (the “Effective Date”); and
     WHEREAS, Mr. Craft and O’Charley’s are parties to a certain Executive Employment Agreement dated September 25, 2009 (the “Employment Agreement”); and in connection therewith, and following a period of negotiations between the parties, Mr. Craft and O’Charley’s wish to enter into this Agreement so that Mr. Craft may provide a general release of claims against O’Charley’s in exchange for certain benefits and compensation set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:
     1. Resignation. Mr. Craft hereby confirms his resignation as of the Effective Date from his position as President of the “O’Charley’s” concept, and from all positions held as an executive, officer, director or otherwise with O’Charley’s subsidiaries, related entities and affiliates of the same.
     2. Release. In consideration of the payment described in Paragraph 13 below and the mutual promises herein, Mr. Craft does hereby irrevocably and unconditionally release, acquit and discharge O’Charley’s Inc., any parent, related or affiliated companies and all other subsidiaries, assigns, predecessors or transferees, all present and former directors, officers, insurers, employees, servants and agents of any of them (together, individually and collectively, “O’Charley’s”), from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, up until the Effective Date, whether known or unknown, fixed or contingent, choate or inchoate, arising out of or in any way connected with the employment of Mr. Craft by O’Charley’s and with his separation from employment with O’Charley’s, including but not limited to any and all claims under the Employment Agreement or otherwise for pay, benefits, damages, or any other relief which were, might or could have been asserted in any court, before any arbitrator, or before any administrative agency, including without limitation, the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veteran’s Readjustment Assistance Act; the Uniformed Service Employment and

Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; any and all “whistle blower” employee statutes or regulations (i.e., those providing protection to an employee who raises charges of illegality, impropriety, workplace misconduct, failure to adhere to policies and procedures, etc.) any amendments to any of the foregoing, and any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation any law related to discrimination (i.e., those pertaining generally to race, color, sex, age, religion, national origin, sexual orientation, worker’s compensation or disability), retaliatory discharge (whether actual or constructive, and as and to the extent related to any of the foregoing), terms and conditions of employment, or termination of employment, to the full extent that such a release is allowed by law. This provision does not include the release of claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act or any claim related to the rights and benefits granted by the express terms of this Agreement.
     In consideration of the mutual promises and consideration given herein, O’Charley’s does hereby irrevocably and unconditionally release, acquit and discharge Mr. Craft, his spouse, his heirs, his successors and assigns from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, up until the Effective Date, whether known or unknown, fixed or contingent, choate or inchoate, arising out of or in any way connected with the employment of Mr. Craft by O’Charley’s, with his separation from employment with O’Charley’s, including but not limited to any claim under the Employment Agreement or any claim for reimbursement of relocation expenses.
     Both parties recognize and agree that these mutual releases are only for claims which have accrued as of the Effective Date, and do not include any claim for breach of this Agreement, nor any claim for breaches of the portions of the Employment Agreement reaffirmed by this Agreement (including, without limitation, paragraphs 16, 17 and 20 hereof) after the Effective Date.
     3. Waiver. Mr. Craft acknowledges that he is aware of his rights under the laws specifically and generally described above and that he waives those rights to the full extent that waiver is allowed by law; although the provisions of such waiver are not intended to be, nor shall the same be construed as, an indication that Mr. Craft has any legitimate causes of action under such provisions nor that O’Charley’s has taken any actions in violation of such provisions.
     4. No Admission. Mr. Craft also expressly acknowledges that the payment described below shall not be considered an admission of liability or an admission that O’Charley’s has violated any law, regulation or contract (express or implied). Mr. Craft further acknowledges that the payment provided hereunder also represents payment in full in satisfaction and resolution of all potential and/or disputed claims for back pay, severance pay, bonuses, equity grants/options, vacation pay (to the extent permitted by applicable law and except to the extent separately paid pursuant to company policy), compensatory, punitive, and/or liquidated damages, and damages or relief of any kind including costs, attorneys’ fees, and expenses arising out of or pertaining to the unasserted claims released by this Agreement.
     5. No Pending Complaints. Mr. Craft represents and warrants that he has not filed any complaint(s) or charge(s) against O’Charley’s with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O’Charley’s on behalf of Mr. Craft, then Mr. Craft will request such agency or court to withdraw from the matter and Mr. Craft will refuse any benefits derived therefrom, and the release contained in this

Agreement shall apply to such claim. This Agreement will not affect Mr. Craft’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement. Mr. Craft represents and warrants that he has no knowledge of any practice engaged in by O’Charley’s that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
     6. Tax Liability. Mr. Craft further acknowledges and agrees that any tax consequence which he may personally incur which arises from or is attributable to the payment described in Paragraph 13 is solely his responsibility, although O’Charley’s agrees to continue making withholdings and deductions from such payments in accordance with Mr. Craft’s most current W-4 on file with O’Charley’s.
     7. Civil Action Waiver. In consideration of the payments described in Paragraph 13 below, Mr. Craft further agrees to neither institute nor in any manner voluntarily participate in, as a class member or otherwise, any civil action or arbitration against O’Charley’s which is now pending or may hereafter be brought that concerns any matter encompassed by this Agreement.
     8. Confidentiality / Return of Company Property. (a) Mr. Craft agrees to continue to comply with the Confidentiality provisions contained in Section 5.3 of the Employment Agreement. (b) Additionally, Mr. Craft shall not at any time, either individually or jointly with others, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any trade secret, proprietary or confidential material or information relating to any aspect of the business or operations of O’Charley’s Inc. including, without limitation, financial information, customer identities, preferences, profiles and addresses, employee lists and information, trade or industrial practices, technology, methods of operation, marketing strategies, training methods and materials, recipes or know-how, or development plans and specifications of O’Charley’s. (c) Additionally, Mr. Craft also agrees to return, and shall not retain possession of, any and all copies of confidential and proprietary O’Charley’s material, information and property in his possession or control (these include, without limitation, all documents, manuals, coupons, discount cards, Ambassador cards, letterhead/stationary, business cards, computers, computer programs, phones, cds, diskettes, emails, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, in any way relating to O’Charley’s/ business and prepared by Mr. Craft or obtained from O’Charley’s during the course of Mr. Craft’ employment with O’Charley’s); and regardless of whether any of the foregoing should be in electronic form, tangible form, or any combination thereof.
     However, notwithstanding anything else herein, Mr. Craft and O’Charley’s recognize and agree that Mr. Craft has extensive knowledge, skill and experience related to the casual dining restaurant industry which were gained prior to beginning his employment with O’Charley’s, and subject to the restrictions of paragraph 16 of this Agreement, nothing herein shall construed to prevent Mr. Craft from utilizing such knowledge, skill and experience in the future, for the benefit of himself or a future employer.
     It is expressly agreed, acknowledged and understood that a violation of this paragraph would be a material breach of Mr. Craft’s obligations under this Agreement and would cause damage to O’Charley’s in such a way that it would be impossible to calculate the actual damages. Any such disclosure will entitle O’Charley’s to injunctive and monetary relief.
     9. Termination of Employment / Benefits Information. Mr. Craft acknowledges that his employment with O’Charley’s, together with his rights to continue to participate in (and O’Charley’s corresponding obligation to provide, make contributions to or fund) certain

O’Charley’s related benefits, car allowances, deferred compensation plans (including bonus plans and “partner banks”), stock purchase plans, 401k plans, ambassador card programs, or except with respect to Insurance Coverages and COBRA coverage as more fully provided below, any other O’Charley’s monitored or provided benefit plan or program, will cease effective the close of business on the Effective Date. Additionally, Mr. Craft’s distribution of any vested deferred compensation balances, vested 401k balances, vested O’Charley’s shares or options, etc. shall be made expressly in accordance with the terms and conditions of the O’Charley’s plans governing the same and elections thereunder, all in accordance with applicable law. Regarding Mr. Craft’s rights under O’Charley’s Deferred Compensation Plan, the parties agree that, as of the Effective Date, Mr. Craft’s contributions to the Deferral Account are 100% vested and any Company Discretionary Contribution Amounts and Company Matching Contributions Amounts are 25% vested (collectively, the “Vested Deferred Compensation”). The full amount of Mr. Craft’s Vested Deferred Compensation shall be distributed to Mr. Craft on the first O’Charley’s pay period subsequent to March 15, 2012.
     Mr. Craft will be advised of his right to continue health, vision and dental coverages with O’Charley’s (collectively, the “Insurance Coverages”). To the extent that Mr. Craft wishes to continue with any or all of the Insurance Coverages, then Mr. Craft will be entitled to continue with the Insurance Coverages so elected for a period of up to fifty-two (52) weeks following the Effective Date; provided that, all such Insurance Coverages shall terminate on the date or dates that Mr. Craft receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer or spouse’s employer (such coverage and benefits to be determined on a coverage by coverage or benefit by benefit basis).
     All such Insurance Coverages shall be offered to Mr. Craft on a level equivalent to that had Mr. Craft continued his employment with O’Charley’s during such period, with such benefits provided to Mr. Craft at no less than the same coverage level and at no more of a cost to Mr. Craft than that which existed on the date immediately prior to the Effective Date (subject in all instances to any reduction in coverage or increases in cost as shall become generally effective for those continuing O’Charley’s employees that are at a generally equivalent rank and position as the one held by Mr. Craft as of the Effective Date), and to the extent of any such reduction in coverage or increase in cost, O’Charley’s shall utilize good faith efforts to notify Mr. Craft of the existence of the same as soon as reasonably practicable following O’Charley’s becoming aware of such reduction or increase as applicable. Mr. Craft will remain responsible for Mr. Craft’s employee premium portion of the Insurance Coverages so elected, and to the extent of any such election, Mr. Craft hereby authorizes O’Charley’s to deduct such employee premiums from the severance payments to be made to Mr. Craft pursuant to Paragraph 13 hereunder.
     Additionally, Mr. Craft will be advised of his COBRA continuation rights, and if he desires to continue COBRA coverage at the conclusion of O’Charley’s provision of Insurance Coverages as more fully provided in this Paragraph 9, Mr. Craft will be responsible for the entire cost of any COBRA coverage (to the extent that Mr. Craft has elected or continues to elect COBRA coverage) after the election to continue COBRA coverage, with the understanding that the period of calculating COBRA eligibility shall commence at the conclusion of the health insurance benefits provided by O’Charley’s as a severance benefit hereunder. Mr. Craft acknowledges that the making of timely premium payments (both during and subsequent to the severance period) is solely Mr. Craft’s obligation; although O’Charley’s agrees to timely and properly remit any and all premiums deducted from Mr. Craft’s severance payments as provided hereunder.
     10. Non-Disparagement. In consideration of the payments described in Paragraph 13 below and the release provided in Paragraph 2 above, each of Mr. Craft and O’Charley’s further agrees to refrain from making any negative or disparaging comments regarding the other.

     11. Validity. If any term, condition, section or provision of this Agreement shall be held to be invalid or unenforceable, such invalidity shall not affect any other term, condition, section or provision hereof, and this Agreement shall be construed and enforced as if such term, condition, section or provision had not been included.
     12. Arbitration Agreement. Mr. Craft acknowledges that any action for breach of this Agreement or of any term of this Agreement is subject to the Arbitration Agreement in effect between Mr. Craft and O’Charley’s. Mr. Craft reaffirms the enforceability of the Arbitration Agreement both with respect to this Agreement and his employment with O’Charley’s, and agrees not to challenge the enforceability of the same.
     13. Consideration. In return for Mr. Craft’s execution, delivery and non-revocation of this Agreement, together with his faithful and strict adherence and compliance to the terms hereof, O’Charley’s agrees to pay Mr. Craft the following:
     (a) The sum total of Four Hundred Forty-Five Thousand and 00/100 Dollars ($445,000.00) payable in Fifty One (51) equal weekly installments of Eight Thousand Five Hundred Fifty-Seven and 69/100 Dollars ($8557.69), with a final and Fifty Second (52nd) weekly installment of Eight Thousand Five Hundred Fifty-Seven and 81/100 Dollars ($8557.81)(in all cases less applicable taxes and withholdings as required by law, which Mr. Craft hereby authorizes O’Charley’s to deduct from such pay), and beginning on the next regularly scheduled payday following the 8th day after the later to occur of: (i) the execution and delivery of this Agreement by Mr. Craft, or (ii) the Effective Date; provided that Mr. Craft has not exercised his right to revoke this Agreement in the interim as provided in Paragraph 14 below. In the event of Mr. Craft’s death prior to receipt of all severance payments pursuant to this subsection (a), O’Charley’s shall continue to make payments in accordance with the terms of this Agreement to Mr. Craft’s devisee, legatee, or other designee, or if there be no such designee, then to Mr. Craft’s estate.
     (b) In addition to paying Mr. Craft his standard compensation through the Effective Date, Mr. Craft will receive payment of all accrued but unused vacation pay in the amount of One Thousand Two Hundred Six and 63/100 Dollars ($1206.63). All such sums shall be payable, minus applicable withholdings and taxes as required by law, beginning on the next regularly scheduled payday following the 8th day after the later to occur of: (i) the execution and delivery of this Agreement by Mr. Craft, or (ii) the Effective Date; provided that Mr. Craft has not exercised his right to revoke this Agreement in the interim as provided in Paragraph 14 below.
     Furthermore, attached as Schedule A is a listing of all vested (but unexercised) or unvested restricted stock awards/stock option grants (if any) held by Mr. Craft as of the Effective Date. Mr. Craft agrees that Schedule A accurately reflects all such awards and their respective terms held by him as of the date hereof. All such awards were granted pursuant to the terms of the O’Charley’s 1990 Employee Stock Plan, the O’Charley’s 2000 Stock Incentive Plan, or the O’Charley’s 2008 Employee Stock and Incentive Plan. Pursuant to such plans, upon the Effective Date, each of the unvested restricted stock awards/unvested stock options will automatically terminate.
     14. Revocation. Mr. Craft has consulted with his attorney before his execution of this Agreement. Mr. Craft has been advised that he had twenty-one (21) days from the date this Agreement was first presented to him in which to consider executing this Agreement; and that his decision to execute prior to the expiration of such twenty-one (21) day period was knowingly and voluntarily made. Mr. Craft further acknowledges that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.
     By signing and returning this Agreement, Mr. Craft acknowledges that he has read carefully and fully understands the terms of this Agreement, has had an opportunity to consult with his attorney prior to signing it and is signing it knowingly and voluntarily and has not been coerced or threatened into signing it or promised anything else in exchange for signing it (other than the consideration provided in paragraph 13 above).
     Furthermore, Mr. Craft is aware that he has a right for a period of seven (7) days following his execution and delivery of this Agreement (the “Revocation Period”), to revoke this Agreement. Mr. Craft’s receipt, however, of any severance benefits under this Agreement is contingent on (1) his execution and delivery of this Agreement, (2) the return of all company property noted, but not limited to, items listed in Paragraph 8 above and (3) the expiration of the Revocation Period without this Agreement being revoked by Mr. Craft.
     15. Termination of Severance Payments. Severance payments and the other benefits under this Agreement shall cease if Mr. Craft materially breaches any material term of this Agreement, but only after written notice to Mr. Craft describing the alleged material breach in detail, including the specific actions of Mr. Craft which O’Charley’s alleges constitute such a breach and the specific section of this Agreement which O’Charley’s alleges were breached. Mr. Craft shall have fifteen (15) days to cure such breach, and if the breach is cured, the Severance Payments shall resume upon the next scheduled payday and any missed Severance Payments due to the alleged breach shall also be paid on the next scheduled payday. Should such breach not be cured within such fifteen (15) day period, then O’Charley’s shall have no obligation to make any further severance payments or provide any additional benefits hereunder. Mr. Craft agrees that if he breaches any of the provisions of Paragraphs 8, 10, 16 and 17, such breach likely will not have an adequate remedy at law and that O’Charley’s shall be entitled, in addition to all other legal and/or equitable remedies available to it, to cease making the payments provided under paragraph 13 and apply to and obtain from a court of competent jurisdiction an injunction against any violation thereof with the prevailing party entitled to recover all costs of such action, including reasonable attorneys’ fees. These rights and remedies shall be cumulative and not alternative. Without limiting the generality of the foregoing, the prevailing party in any action brought to enforce the terms and conditions of this Agreement (not just those of Paragraphs 8, 10, 16 and 17), will be entitled to recoup their reasonable attorneys fees in enforcing this Agreement.
     16. Non-Compete. Mr. Craft agrees that he will not, without O’Charley’s prior written consent, for a period of fifty-two (52) weeks following the Effective Date (the “Non-Compete Period”) enter into or engage in any business that competes with O’Charley’s business. During the Non-compete Period, Mr. Craft shall not be employed by, a consultant/contractor for, nor promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or any other entity engaged in any business which competes with O’Charley’s Business.
     Mr. Craft understands that he shall be competing if he engages in any or all of the activities set forth herein directly as an individual on his own account, or indirectly as a partner, joint venturer, employee, agent, consultant, independent contractor, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which Mr. Craft owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock; provided, however, that Mr. Craft’s direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of this paragraph.
     O’Charley’s Business is defined as “full-service casual dining” restaurant concepts that sell alcoholic beverages and consist of ten (10) or more restaurants as of the Effective Date. By way of example, for purposes of determining what constitutes “full service casual dining”, the following restaurant concepts shall be illustrative (and expressly not exhaustive) of concepts which would trigger the restrictions of this paragraph 16: Longhorn Steakhouse, Red Robin, Olive Garden, Texas Roadhouse, Chili’s, Applebees, Outback, Red Lobster, TGI Fridays, Buffalo Wild Wings, etc.; however, the following concepts are illustrative (but expressly not exhaustive) of concepts which are NOT intended to trigger the restrictions of this paragraph 16: The Cheesecake Factory, Fleming’s Steakhouse, Morton’s Steakhouse, Capital Grille, Chipotle, Café Express, etc. In determining whether or not any particular restaurant concept triggers the definition of a “full service casual dining” concept, the parties agree to in good faith consider all relevant factors inherent in such restaurant category, and to the extent that the concept is large enough, the parties may consider external sources and industry leading publications such as Nation’s Restaurant News, etc. in arriving at such determination.
     Mr. Craft understands that the activities described in this paragraph shall be prohibited only within the United States. If it shall be judicially determined that Mr. Craft has violated any of his obligations under this paragraph, then the period applicable to the obligation which Mr. Craft shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.
     17. Non-Solicitation. Mr. Craft agrees that he will not, without O’Charley’s prior written consent, for a period of eighteen (18) months following the Effective Date, directly or indirectly, solicit to hire or hire (or cause to leave the employ of O’Charley’s) any active salaried employee of O’Charley’s at the level of manager or above.
     18. Governing Law. This agreement shall be construed in accordance with the laws of the State of Tennessee, without regard to its conflict of laws or choice of laws provisions. Each and every term of this agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
     19. Section 409A Provisions. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if O’Charley’s determines (i) that on the Effective Date or at such other time that O’Charley’s determines to be relevant, Mr. Craft is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of O’Charley’s and (ii) that any payments to be provided to Mr. Craft pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s termination of employment with O’Charley’s, or such shorter period that, as determined by O’Charley’s, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Paragraph 19 will be made in a lump sum on the first day of the seventh month following Mr. Craft’ termination of employment, or such earlier date that, as determined by O’Charley’s, is sufficient to avoid the imposition of any Section 409A Taxes. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their reasonable best efforts to achieve timely compliance with, Code Section 409A and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In addition, to the extent that any reimbursement (including expense reimbursements) provided for pursuant to this Agreement or other related agreement provides for a “deferral of compensation” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder, such amounts shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. Notwithstanding the foregoing, O’Charley’s does not warrant that any payments provided herein will qualify for favorable treatment under Code Section 409A, and O’Charley’s will not be liable to Mr. Craft for any tax, interest or penalties that Mr. Craft might owe as a result of any payments hereunder.

     20. Indemnification. Anything contained in this Agreement to the contrary notwithstanding, the parties expressly agree that nothing in this Agreement is intended to abrogate, diminish or amend O’Charley’s continued indemnification obligations to Mr. Craft pursuant to Section 6.7 of the Employment Agreement.
     21. Integration. Mr. Craft acknowledges and agrees that this Agreement contains the parties’ entire understanding and supercedes and replaces any other agreement regarding the subject matter hereof, except that Sections 5.3 (Confidentiality), 6.6 (No Mitigation) and 6.7 (Indemnification) of the Employment Agreement have been incorporated herein and remain in full force and effect, and the Arbitration Agreement remains in effect pursuant to Paragraph 12 of this Agreement. Mr. Craft acknowledges that this Agreement is not executed in reliance upon any statement or representation made by O’Charley’s outside of this Agreement and that the benefits and compensation provided or referenced hereunder are in lieu of all other benefits and compensation whatsoever, whether pursuant to the Employment Agreement or otherwise. Mr. Craft and O’Charley’s further agree and acknowledge that Mr. Craft shall have no obligation, whether pursuant to Section 3.2(e) of the Employment Agreement or otherwise, to reimburse O’Charley’s for any of the relocation costs incurred by O’Charley’s on Mr. Craft’s behalf.
     22. Binding Effect / No Oral Modification. This Agreement shall be binding upon O’Charley’s, Mr. Craft and upon Mr. Craft’s heirs, administrators, representatives, executors, successors, and assigns. The provisions of this Agreement may not be modified orally, but only in a writing signed by the parties to be charged.
I HAVE READ THE FOREGOING RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE BEEN GIVEN 21 DAYS OR REASONABLE TIME TO CONSULT WITH AN ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS THE 22nd DAY OF AUGUST, 2011.

/s/ Wilson Craft	August 22, 2011
Wilson Craft	Date

/s/ David Head	August 22, 2011
David Head on behalf of O’Charley’s Inc.	Date

Schedule A
Wilson Craft
•	150,000 non-qualified stock options, with a strike price of $9.62. As of the Effective Date, such options are unvested.

9